FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                      FILE NUMBER 333-61413



         TENTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Tenth Prospectus Supplement (the "Tenth Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth
Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement") and the Ninth Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement and the Ninth Prospectus Supplement are hereby supplemented to reflect the gift made by (i) Dale Fuller to the Dale L. Fuller and Jennifer
R. Fuller TTEES Fuller Family Trust Dtd. 8/21/98 in the amount of
120,468 Shares and (ii) Audrey MacLean and Michael M. Clair as trustees, or their successors, of the Audrey MacLean and Michael M. Clair Trust
Agreement UAD 12/01/92 to Stanford University for the School of
Engineering in the amount of 740 Shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the
Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh
Prospectus Supplement, the Eighth Prospectus Supplement and the Ninth
Prospectus Supplement. This


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Tenth Prospectus  Supplement  should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement and the Ninth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement and the Ninth Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement,
the  Eighth   Prospectus   Supplement  and  the  Ninth  Prospectus   Supplement.
Capitalized terms used in this Tenth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.




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        THE DATE OF THIS NINTH PROSPECTUS SUPPLEMENT IS DECEMBER 28, 1998

                              SELLING STOCKHOLDERS

         On October 30, 1998, one hundred twenty thousand four hundred sixty-eight (120,468) of the Shares beneficially owned by Dale Fuller reflected in the Prospectus and the supplements thereto were gifted to the Dale L. Fuller and Jennifer R. Fuller TTEES Fuller Family Trust Dtd. 8/21/98. On December 21, 1998, seven hundred forty (740) of the Shares beneficially owned by Audrey MacLean and Michael M. Clair as trustees, or their successors, of the Audrey MacLean and Michael M. Clair Trust Agreement UAD 12/01/92 reflected in the Prospectus and the supplements thereto were gifted to Stanford University for the School of Engineering. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such gifts and supplemented to specifically include Shares received in such gifts.
HWD:  378964-1